UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October 15, 2007

MEXORO MINERALS LTD.
(formerly SUNBURST ACQUISITIONS IV, INC.)
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Division de Norte #305-B Col San Felipe Chihuahua, Chih Mexico	31203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +(52) 614 426 5505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF CERTAIN OFFICERS, APPOINTMENT OF CERTAIN OFFICERS

On October 15, 2007, Robert Knight resigned as chief financial officer of the Registrant, to be effective immediately. Mr. Knight is to remain as president, chief executive officer and director of the Registrant.

On October 15, 2007, the board of directors appointed Salil Dhaumya as the new chief financial officer of the Registrant.

Mr. Dhaumya qualified as a Certified Management Accountant in 2004. He also earned a Bachelor of Commerce (Honours) Degree from Panjab University, India in 1985. In March 2002, he started working with Aquilini Investment Group initially as a controller and then as a general manager. As controller, Mr. Dhaumya was responsible for financial statement preparation, management of accounting staff and preparation of business plan documents in support of project financing. Aquilini Investment Group is a well-known real estate development company in Canada with interests in hotels, commercial properties, apartments and agricultural businesses. In August 2005, Mr. Dhaumya was hired to work as business controller for Heli-One, a subsidiary of CHC Helicopter Corporation (“CHC”), a publicly traded company on Toronto Stock Exchange and New York Stock Exchange. CHC is the world’s largest provider of helicopter services to the global offshore oil and gas industry, with aircraft operating in more than 30 countries around the world. In September 2006, Mr. Dhaumya joined MCSI Consulting Services Inc., a corporate advisory firm, to assist with CFO related services provided to clients and projects.

The Registrant has entered into a month to month service agreement whereby Mr. Dhaumya, on behalf of MCSI Consulting Services Inc., is to provide accounting and related services to the Registrant. As indicated above, Mr. Dhaumya is an employee of MCSI Consulting Services Inc. A payment of $5,000 USD will be made on a monthly basis to MCSI Consulting Services Inc. and 150,000 stock options are to be granted to Mr. Dhaumya as part of this service agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS, LTD.
By: /s/ Robert Knight
Robert Knight, President and Director
October 22, 2007